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Exhibit 99.1

Final August 8, 2002

FOR IMMEDIATE RELEASE

Contact: Doug Guarino, Director of Corporate Relations 781 647 3900

INVERNESS MEDICAL INNOVATIONS, INC. AGREES TO
ACQUIRE WAMPOLE LABS UNIT FROM MEDPOINTE

Move Enhances Company's Intellectual Property and Position in Point-of-Care Market

        Waltham, MA—August 8, 2002—Inverness Medical Innovations, Inc. (AMEX: IMA), a leading provider of women's health and nutritional products and developer of advanced medical device technologies, announced today that it has signed a definitive agreement with MedPointe, Inc. to acquire that company's Wampole Laborotories unit, a leader in the US point-of-care medical diagnostics market. Wampole, which we expect will continue to generate revenues in excess of $40 million has developed a profitable medical products presence through its ownership of a portfolio of intellectual property for point-of-care diagnostics in professional settings.

        Under the terms of the agreement Inverness will pay approximately $70 million in cash for Wampole utilizing both existing financial resources and additional borrowings, including convertible or similar borrowings which may be dilutive, the terms of which Inverness expects to finalize in the near future. The transaction is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions. It is expected that the transaction will close later this quarter.

        The acquisition provides Inverness with significant intellectual property and enhanced capabilities in the US "point-of-care" market through Wampole's status as a leading distributor of a wide range of immunoassay-based and other diagnostic tests to hospitals, physicians and reference laboratories. Ron Zwanziger, CEO of Inverness Medical Innovations, stated "We have now added another key strategic piece in our planned progression toward a preeminent position in the field of chronic disease management. This acquisition truly continues our transition toward expanded R&D efforts in order to continue with our goal of bringing innovative diagnostic products to market quicker. In our view, we now have a formidable presence in point-of-care diagnostics including a strong portfolio of intellectual property in point-of-care immunoassays."

        Inverness was advised in the current transaction by Covington Associates of Boston, Massachusetts.

Conference Call:

        The Company will host a conference call beginning at 12:00 noon (Eastern Time) today, August 8, 2002, to discuss this transaction as well as other corporate matters. During the conference call the Company may discuss, and answer questions concerning its business, as well as trends and other business and financial developments affecting the Company, including some of the matters discussed in connection with the second quarter earnings release. The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

        The conference call can be accessed by dialing 973-582-2700 (domestic and international), an access code is not required, or via a link on the Inverness website at www.invernessmedical.com or at www.calleci.com. A replay of the call will be available by dialing 973-341-3080 (domestic and international) with an access code of 3260144. The replay will be available until 12:00 midnight Eastern Time on August 15, 2002. An on demand webcast of the call will be available at the Company's website two hours after the end of the call and will be accessible for 7 days through August 15, 2002 at 5 p.m. Eastern Time.

        For more information about Inverness Medical Innovations, please visit our website at www.invernessmedical.com.

        Wampole Laborotories, based in Princeton, NJ is a division of the privately held MedPointe, Inc. The company employs approximately 75 people and is a leader in the fields of ELISA (Enzyme-Linked Immunosorbent Assay) testing and serology diagnostics as well as the distribution of a wide array of point-of-care diagnostic tests.

        Inverness Medical Innovations manufactures and sells products for the women's health market, and is engaged in the business of developing, acquiring, manufacturing, and marketing advanced medical device technologies. The Company is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of consumer oriented applications including immuno-diagnostics with a focus on women's health and cardiology. The Company's women's health and nutritional products are distributed to consumers through established retail distribution networks such as Wal-Mart, Walgreens and CVS. Inverness is headquartered in Waltham, Massachusetts.

* * * * *

        This press release contains forward-looking statements within the meaning of the federal securities laws, including statements about the anticipated timing, expected benefits and proposed financing of the acquisition of Wampole Labs, potential product development and market opportunities, the anticipated impact of the acquisition of Wampole Labs on Inverness Medical Innovations and its future growth and the continued and future financial results of Wampole Labs. Actual results may differ materially due to numerous factors, including without limitation the ability to satisfy the conditions to the consummation of the acquisition, the timing and content of regulatory approvals necessary to consummate the acquisition, conditions in the capital markets in general and the healthcare capital markets specifically which may affect potential financing sources for the acquisition and development of the Wampole Labs business, the effect of any operational and financial covenants or conversion or similar features contained within the terms of the additional borrowings necessary to consummate the acquisition, the operational integration associated with the acquisition and any past or future acquisition transactions and other risks generally associated with such transactions, the effect of domestic and foreign healthcare regulatory efforts, technological advancements and patents attained by competitors, demand for and the potential market acceptance of Wampole's and Inverness' current or future products, the intensely competitive environment in Inverness' and Wampole's markets which could reduce market share or limit the ability to increase market share, the efficacy and safety of products, the content and timing of submissions to and decisions by regulatory authorities both in the United States and abroad, the ability to manufacture sufficient quantities of product for development and commercialization activities, the ability to successfully develop and commercialize products, and the risks and uncertainties described in Inverness Medical Innovations' periodic reports filed with the Securities and Exchange Commission under the federal securities laws including its Annual Report on Form 10-K for the year-ended December 31, 2001. Inverness undertakes no obligation to update any forward-looking statements.

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INVERNESS MEDICAL INNOVATIONS, INC. AGREES TO ACQUIRE WAMPOLE LABS UNIT FROM MEDPOINTE